Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Plan Administrator of
     the National Fuel Gas Company Tax-Deferred Savings Plan:
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Fuel Gas Company Tax-Deferred Savings Plan of our report dated June 25, 2009, relating to the statements of net assets available for benefits of National Fuel Gas Company Tax-Deferred Savings Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2008, which report is included in the Form 11-K of the National Fuel Gas Company Tax-Deferred Savings Plan.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
June 25, 2009
Williamsville, New York